Exhibit 99.1

NEWS RELEASE

Contact:	Richard F. Miles
President & CEO
Geokinetics Inc.
(713) 850-7600

GEOKINETICS ANNOUNCES UPCOMING DEPARTURE

OF CHIEF FINANCIAL OFFICER

HOUSTON, TEXAS — May 25, 2010 — Geokinetics Inc. (NYSE Amex: GOK) announced today that Scott A. McCurdy has informed the board of directors and senior management of his intention to resign from his position as the Company’s Senior Vice President and Chief Financial Officer for personal reasons and to pursue other opportunities outside of the seismic services industry.  Mr. McCurdy has agreed to remain with Geokinetics in his present capacities through July 15, 2010 to enable an orderly transition.

Richard F. Miles, President and Chief Executive Officer, said, “Scott has made significant contributions to Geokinetics over the past four years.  He has been instrumental in providing the leadership, both financially and strategically, to allow for the Company’s dramatic growth over the past few years.  We appreciate everything Scott has done for the Company and we all wish him great success in the future.”

McCurdy said, “I have thoroughly enjoyed serving as the Company’s Chief Financial Officer and appreciate all of the people who have supported Geokinetics and myself over the last four years.  I am confident about the future of the Company and its continued success.  I am committed to working closely with the entire management team to facilitate a smooth transition.”

The Company has commenced a search for a replacement with a national executive recruiting firm.

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing and interpretation services to the oil and gas industry worldwide as well as multi-client seismic data library services in the U.S.  Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its North American and international clients.  For more information on Geokinetics, visit www.geokinetics.com.

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